NORTHEAST BANCORP
Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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                                      Three Months Ended    Three Months Ended
                                      September 30, 1999    September 30, 1998
                                     ____________________  ____________________
EQUIVALENT SHARES:
Weighted Average Shares Outstanding           2,770,439             2,615,515

Total Diluted Shares                          2,787,785             2,791,569

Net Income                           $          801,722    $          636,037

Less Preferred Stock Dividend                      --                  17,500
                                     ____________________  ____________________
Income Available to Common
 Stockholders                        $          801,722    $          618,537
                                     ====================  ====================

Basic Earnings Per Share
                                     $             0.29    $              0.24

Diluted Earnings Per Share           $             0.29    $              0.23

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